John W. Hlywak, Jr. (Investors)           Jay Higham (Media/Physicians)
Senior Vice President & CFO               Senior Vice President of Marketing
IntegraMed America, Inc.                  IntegraMed America, Inc.
(914) 251-4143                            (914) 251-4127
email:  jhlywak@integramed.com            email:  jhigham@integramed.com
Web Address:  http://www.integramed.com

Lippert/Heilshorn & Associates
Kim Golodetz (kgolodetz@lhai.com)
(212) 838-3777

Bruce Voss (bvoss@lhai.com)
(310) 691-7100
www.lhai.com

       INTEGRAMED NO. 24 ON FORTUNE'S FASTEST GROWING SMALL BUSINESS LIST

Purchase, NY, July 10, 2003 - IntegraMed America, Inc. (Nasdaq: INMD), the nation's leading fertility company, debuted at number 24 on the Fortune Small Business magazine's third annual list of 100 fastest growing publicly traded small companies in America, according to the July/August issue.

"IntegraMed's ranking on this prestigious list of small public companies is a reflection of the value of our services to the fertility community," said Gerardo Canet, President and CEO of IntegraMed America, Inc. "Consistently focusing on providing the medical community and the patient community with superior products and services in the fertility field has allowed us to consistently achieve the year over year growth now recognized by Fortune."

The Fortune ranking is based on earnings growth, revenue growth and stock performance over the last three years. Companies that qualify for consideration by Fortune Small Business have less than $200 million in annual revenues.

IntegraMed America, based in Purchase, NY, is focused on the $2 billion infertility industry, and offers products and services to patients and providers. Specifically, the Company offers marketing programs, information systems, facility development and financial services to a national network of Fertility Centers; distributes pharmaceutical products and financing programs directly to patients; and, operates www.integramed.com, an award-winning infertility Web Site.

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed are forward-looking statements that may involve a number of risks and uncertainties. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with the Company's ability to finance future growth; the loss of significant business services contract(s); profitability at Reproductive Science Centers serviced by IntegraMed; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the IntegraMed's most recent Form 10-K and in other documents filed by IntegraMed with the U.S. Securities and Exchange Commission.